As filed with the Securities and Exchange Commission on February
2, 1998
                                  Registration No. 333-__________

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                        INTEL CORPORATION
     (Exact Name of Registrant as Specified in its Charter)

            Delaware                            94-1672743
  (State or Other Jurisdiction               (I.R.S. Employer
of Incorporation or Organization)         Identification Number)

   2200 Mission College Blvd.                   95052-8119
         Santa Clara, CA                        (Zip Code)
 (Address of Principal Executive
            Offices)

      Intel Corporation Special Deferred Compensation Plan
                    (Full Title of the Plan)

                      F. THOMAS DUNLAP, JR.
          Vice President, General Counsel and Secretary
                        Intel Corporation
                   2200 Mission College Blvd.
                   Santa Clara, CA  95052-8119
             (Name and Address of Agent for Service)

                         (408) 765-8080
  (Telephone Number, Including Area Code, of Agent for Service)

                           Copies to:
                     RONALD O. MUELLER, ESQ.
                   Gibson, Dunn & Crutcher LLP
             1050 Connecticut Avenue, NW, Suite 900
                      Washington, DC 20036
                         (202) 955-8500

                CALCULATION OF REGISTRATION FEE
  Title of    Amount to be   Proposed     Proposed    Amount of
Securities to  Registered    Maximum      Maximum   Registration
be Registered      (1)       Offering     Aggregate     Fee (3)
     (1)                     Price Per    Offering
                               Share      Price (2)
-----------   -----------    --------   -----------   ---------
Intel
Corporation   $10,000,000      100%     $10,000,000   $2,950.00
Special
Deferred
Compensation
Plan
Obligations
(1)

(1) The Intel Corporation Special Deferred Compensation Plan Obligations are unsecured obligations of Intel Corporation to pay deferred compensation in the future in accordance with the terms of the Intel Corporation Special Deferred Compensation Plan.

                          INTRODUCTION

This Registration Statement on Form S-8 is filed by Intel Corporation, a Delaware corporation (the "Company", "Corporation" or the "Registrant"), relating to $10,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the "Obligations") in accordance with the terms of the Company's Special Deferred Compensation Plan (the "SDC Plan").

                             PART I

        INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Omitted from this Registration Statement in accordance with  Rule
428 under the Securities Act of 1933, as amended (the "Securities
Act"), and the Note to Part I of Form S-8.

Item   2.    Registrant  Information  and  Employee  Plan  Annual
Information.

Omitted from this Registration Statement in accordance with  Rule
428 under the Securities Act of 1933, as amended (the "Securities
Act"), and the Note to Part I of Form S-8.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The  following documents, which previously have been filed by the
Company   with  the  Securities  and  Exchange  Commission   (the
"Commission"), are incorporated herein by reference and made a part hereof:

(i) The Company's latest Annual Report on Form 10-K for the fiscal year ended December 28, 1996;

(ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual
     Report referred to in (i) above; and

(iii)The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration No. 33-56107), filed with the Commission on April 18, 1995, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

$10,000,000 of SDC Plan Obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Company pursuant to the SDC Plan. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the SDC Plan from the general assets of the Company, and rank 'pari passu' with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount credited to the account of each participant ("Participant") in the SDC Plan is determined in accordance with the Deferred Compensation Agreement entered into between the Company and such Participant, as adjusted from time to time to reflect credited investment return or loss. Obligations in an amount equal to each Participant's deferral account under the Plan will be payable upon the Participant's termination or retirement or on such earlier or later distribution date as may be elected by the Participant under the Plan and the Participant's Deferred Compensation Agreement, either in an immediate lump-sum distribution or, upon the election of a Participant, in installments over a five-year period.

Under the SDC Plan, Obligations for each Participant will be credited investment return or loss based on the performance of such investment media as the Participant shall have elected from among those designated from time to time by the Company (which may include Intel stock). The value of a Participant's SDC Plan Obligations will be credited with investment gains or losses accordingly.

A Participant's SDC Plan Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant, and pass only to a survivor beneficiary under the SDC Plan, or by will or the laws of descent and distribution, or pursuant to a qualified order which recognizes the rights of a spouse or former spouse to share in such Obligations.

The Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement or death of the Participant. However, the Company reserves the right to amend or terminate the SDC Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's SDC Plan accounts as of the date of such amendment or termination.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Corporation's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Corporation and its stockholders (through stockholders' derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Corporation's Bylaws (the "Bylaws") provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Corporation shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Corporation or brought to enforce certain indemnification rights.

The Bylaws also provide that expenses incurred by an officer or director of the Corporation (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Corporation, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Expenses incurred by other agents of the Corporation may be advanced upon such terms and conditions as the Board of Directors of the Corporation deems appropriate. Any obligation to reimburse the Corporation for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Bylaws; and that the Corporation may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

In addition to the above, the Corporation has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Corporation as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Bylaws of the Corporation. The Corporation also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit  Description
No.

4.1      Intel Corporation Special Deferred Compensation Plan

4.2* Intel Corporation Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Registrant's Form 10-Q for the quarter ended June 26, 1993 [Commission File No. 0-6217] as filed on August 10, 1993).

4.3* Intel Corporation Bylaws as amended (incorporated by reference to Exhibit 4.2 of Registrant's Form S-8 as filed on February 3, 1997).

4.4*     Agreement to Provide Instruments Defining the Rights  of
         Security  Holders (incorporated by reference to  Exhibit
         4.1  of  Registrant's Form 10-K [Commission File No.  0-
         6217] as filed on March 28, 1986).

4.5* Warrant Agreement dated as of March 1, 1993, as amended, between the Registrant and Harris Trust and Savings Bank (as successor Warrant Agent) related to the issuance of 1998 Step-Up Warrants to Purchase
         Common Stock of Intel Corporation (incorporated by reference to Exhibit 4.6 of Registrant's Form 10-K [Commission File No. 0-6217] as filed on March 25,
         1993),  together  with  the First Amendment  to  Warrant
         Agreement dated as of October 18, 1993, the Second Amendment to Warrant Agreement dated as of January 17, 1994 (incorporated by reference to Exhibit 4.4 of the Registrant's Form 10-K [Commission File No. 0-6217] as filed on March 25, 1994), the Third Amendment to Warrant Agreement dated as of May 1, 1995 (incorporated by reference to Exhibit 4.2 of the Registrant's Form 10-K as filed on March 29, 1996), and the Fourth Amendment to Warrant Agreement dated as of May 21, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Form 10-Q as filed on August 11, 1997).

5.1      Legal Opinion of Gibson, Dunn & Crutcher.

23.1     Consent  of  Gibson, Dunn & Crutcher LLP  (contained  in
         Exhibit 5.1).

23.2     Consent of Ernst & Young LLP, Independent Auditors.

24       Power of Attorney (contained on signature page hereto).

* Incorporated by reference

Item 9.   Undertakings.

(1)  The undersigned Registrant hereby undertakes:

     (a)  To file, during any period in which offers or sales are
          being   made,  a  post-effective  amendment   to   this
          registration statement:

          (i)  To  include  any  prospectus required  by  section
               10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To  remove  from  registration  by  means  of  a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Santa Clara, State of California, on this 31st day of December, 1997.

                                 INTEL CORPORATION

                            By:  /s/F. Thomas Dunlap, Jr.
                                 Vice President, General
                                 Counsel and Secretary

Each person whose signature appears below constitutes and appoints F. Thomas Dunlap, Jr. and Andy D. Bryant, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                           Date

/s/Gordon E. Moore     Chairman Emeritus               Dec. 31, 1997
Gordon E. Moore

/s/Andrew S. Grove     Principal Executive Officer,    Dec. 31, 1997
Andrew S. Grove        Chairman of the Board and
                       Director (Principal
                       Executive Officer)

/s/Craig R. Barrett    President, Chief Operating      Dec. 31, 1997
Craig R. Barrett       Officer and Director

/s/Andy D. Bryant      Vice President, Principal       Dec. 31, 1997
Andy D. Bryant         Accounting and Chief
                       Financial Officer
                       (Principal Financial and
                       Accounting Officer)

/s/John Browne         Director                        Dec. 31, 1997
John Browne

/s/Winston H. Chen     Director                        Dec. 31, 1997
Winston H. Chen

/s/D. James Guzy       Director                        Dec. 31, 1997
D. James Guzy

/s/Arthur Rock         Director                        Dec. 31, 1997
Arthur Rock

                       Director
Jane E. Shaw

/s/Leslie L. Vadasz    Director                        Dec. 31, 1997
Leslie L. Vadasz

/s/David B. Yoffie     Director                        Dec. 31, 1997
David B. Yoffie

/s/Charles E. Young    Director                        Dec. 31, 1997
Charles E. Young

                          EXHIBIT INDEX

Exhibit  Description
No.

4.1      Intel Corporation Special Deferred Compensation Plan

4.2* Intel Corporation Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Registrant's Form 10-Q for the quarter ended June 26, 1993 [Commission File No. 0-6217] as filed on August 10, 1993).

4.3* Intel Corporation Bylaws as amended (incorporated by reference to Exhibit 4.2 of Registrant's Form S-8 as filed on February 3, 1997).

4.4*     Agreement to Provide Instruments Defining the Rights  of
         Security  Holders (incorporated by reference to  Exhibit
         4.1  of  Registrant's Form 10-K [Commission File No.  0-
         6217] as filed on March 28, 1986).

4.5* Warrant Agreement dated as of March 1, 1993, as amended, between the Registrant and Harris Trust and Savings Bank (as successor Warrant Agent) related to the issuance of 1998 Step-Up Warrants to Purchase
         Common Stock of Intel Corporation (incorporated by reference to Exhibit 4.6 of Registrant's Form 10-K [Commission File No. 0-6217] as filed on March 25,
         1993),  together  with  the First Amendment  to  Warrant
         Agreement dated as of October 18, 1993, the Second Amendment to Warrant Agreement dated as of January 17, 1994 (incorporated by reference to Exhibit 4.4 of the Registrant's Form 10-K [Commission File No. 0-6217] as filed on March 25, 1994), the Third Amendment to Warrant Agreement dated as of May 1, 1995 (incorporated by reference to Exhibit 4.2 of the Registrant's Form 10-K as filed on March 29, 1996), and the Fourth Amendment to Warrant Agreement dated as of May 21, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Form 10-Q as filed on August 11, 1997).

5.1      Legal Opinion of Gibson, Dunn & Crutcher.

23.1     Consent  of  Gibson, Dunn & Crutcher LLP  (contained  in
         Exhibit 5.1).

23.2     Consent of Ernst & Young LLP, Independent Auditors.

24       Power of Attorney (contained on signature page hereto).

* Incorporated by reference